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Exhibit 12

GTE Southwest Incorporated

STATEMENT OF THE RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

                                                Three Months
                                                   Ended
                                                  March 31,
                                                    1997
                                                 ----------
Net earnings available for fixed charges:
  Income from continuing operations              $   86,429
  Add - Income taxes                                 44,254
       - Fixed charges                               16,254
                                                 ----------

Adjusted earnings                                $  146,937
                                                 ==========

Fixed charges:
  Interest expense                               $   14,991
  Portion of rent expense
     representing interest                            1,263
                                                 ----------
Adjusted fixed charges                           $   16,254
                                                 ==========


RATIO OF EARNINGS TO FIXED CHARGES                     9.04
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